Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Financial Results

for the Second Quarter Ended July 4, 2021

SARASOTA, FL, August 17, 2021 (GLOBE NEWSWIRE)—Uniroyal Global Engineered Products, Inc. (OTCQB:UNIR) today reported its financial results for the second quarter of 2021 ending July 4, 2021.

Financial Summary

•	Net Sales of $17,749,235 increased 146% versus pandemic impacted prior year

•	Net Income of $196,039 versus loss of $265,189 in preceding year

•	Net Loss per Common Share was $0.17 versus a loss of $0.28 last year

Overview

Net Sales increased sharply in the second quarter of Fiscal 2021 versus the COVID-19 impacted prior year quarter with all major geographic and business segments reporting significant gains. However, the quarter-to-quarter sales momentum we have seen from the recent past took a pause in the second quarter as supply disruptions weighed heavily on costs and production scheduling both internally and for orders from our major Automotive OEM customer base, which were also delayed because of supply disruptions. Our supply-chain personnel have been able to source supplies world-wide without major production halts, but periodic shipment delays led to certain sales being pushed out to future quarters.

The disruptions definitely had an adverse effect on total Net Sales for the quarter as well as operational performance. While we have been able to source supply, it has come at a significant cost. Raw material and freight costs escalated sharply during the second quarter and continue into the third quarter. The supply disruptions and raw material increases also had a dampening effect on Gross Profit margins in the second quarter which were 10.3% as compared to 14.8% in the first quarter of this year.

Net Income of $196,039 for the second quarter of this year contrasts with a Net Loss of $265,189 in the second quarter of last year. Both periods benefited significantly by proceeds from loans received through the Paycheck Protection Program (“PPP”) of the U.S. Government. Under the terms of the PPP, all or a portion of the loans would be forgiven as the Company incurred qualifying PPP expenses (e.g., payroll, leases, utilities). All proceeds relative to the PPP loans have been fully utilized as of the end of the second quarter. Both PPP loans were forgiven as of August 4, 2021.

Looking forward to the next six months of this year, we expect to be faced with many of the same headwinds incurred in the second quarter of this year, which are not exclusive to us in our industry. Raw material costs remain high and we have implemented price increases where possible but we have not been able to totally realize the full extent of the increases yet. Sourcing remains a concern but it has not caused production shutdowns as we have been able to secure raw materials from a number of alternate suppliers worldwide and service our customer base which remains steady and improving.

Net Sales

Net Sales in the second quarter were $17,749,235 versus $7,216,371 for the comparable prior year period. Net Sales for the second quarter of last year were during the “shut downs” experienced in the U.S. and Europe because of the COVID-19 pandemic. Particularly slow last year were sales in the Automotive Sector which represented only 34.7% of overall Net Sales versus this quarter when the Automotive Sector was 57.1% of total Net Sales. That represented an increase of 304.8% versus last year. The Net Sales of the Automotive Sector, though dramatically increased versus last year, were still below the historical levels of 60-65% of overall Net Sales. Production levels at major OEM’s in both the U.S. and Europe are being negatively impacted by supply constraints which are limiting sales to this important segment. The Industrial Sector recorded an increase of 61.6% versus the prior year. The Industrial Sector represented 42.9% of total Net Sales this quarter. Approximately 80% of the Industrial Sector total sales were due to our operations in the U.S., where we are seeing signs that the hospitality, fitness and health services markets “opened up” and showed increased demand versus prior periods.

Relative to the geographic locations, North America represented 54.8% of overall Net Sales this quarter and increased 80.1% versus the prior year. Sales in all other geographic locations (primarily Europe) increased 344.4% versus the prior year quarter as virtually all of the major European Automotive OEM’s were furloughed for some period of time during the second quarter of last year.

Our largest sector is Automotive and major OEM’s continue to be hampered from a production stand point by supply constraints, so we expect this to be a headwind as we move into the second half of this year. The Industrial Sector, however, appears to be on an upward trajectory for the foreseeable future.

Net Income

Net Income for the second quarter of Fiscal 2021 was $196,039 versus a Net Loss of $265,189 for the second quarter of Fiscal 2020. During the second quarters of Fiscal 2021 and 2020, the Company benefitted from the proceeds received under the government’s Paycheck Protection Program of $1,161,136 and $2,183,676, respectively, which offset certain qualifying expenses such as payroll, leases and utilities.

Gross Profit margin for the second quarter was 10.3% versus a negative margin of 4.0% during the COVID-19 impacted second quarter of last year. Quarter-to-quarter, Gross Profit margin declined from 14.8% in the first quarter. The principal reasons for the contraction of margin from quarter-to-quarter were higher raw material costs and production inefficiencies as a result of supply constraints. We expect these circumstances to continue to be a major headwind for the second half of this year.

Operating Expenses increased for the second quarter of Fiscal 2021 compared to the second quarter of Fiscal 2020 as Selling expenses increased with the higher sales level and Research and development costs increased as we qualified raw material substitutions due to the supply constraints.

Net Loss Allocable to Common Shareholders

Net Loss Allocable to Common Shareholders was $619,934 or ($0.17) per common share for the second quarter of Fiscal 2021 versus $1,060,195 or ($0.28) per common share for the second quarter of last year. The Net Loss Allocable to Common Shareholders is after an expense for Preferred stock dividends of $815,973 and $795,006 for the second quarters of Fiscal 2021 and 2020, respectively. Payment for the Preferred stock dividends for both periods was deferred to preserve cash and provide additional liquidity.

Weighted average shares outstanding were 3,736,006 for both fiscal second quarters.

For further details, see the Company’s Form 10-Q filed on August 17, 2021.

About Uniroyal Global Engineered Products, Inc.

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2020 was derived 59.6% from the automotive industry and approximately 40.4% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

Elizabeth Henson, (941) 906-8580

lhenson@uniroyalglobal.com

Uniroyal Global Engineered Products, Inc.

Consolidated Balance Sheets

	(Unaudited)
ASSETS	July 4, 2021	January 3, 2021
CURRENT ASSETS
Cash and cash equivalents	$1,115,779	$1,656,882
Accounts receivable, net	11,490,641	10,114,819
Inventories, net	18,788,597	17,952,850
Other current assets	1,955,522	1,841,153
Related party receivable	35,249	907
Total Current Assets	33,385,788	31,566,611
PROPERTY AND EQUIPMENT, NET	17,674,290	18,491,122
OPERATING LEASE RIGHT-OF-USE ASSETS, NET	5,994,094	6,242,736

OTHER ASSETS
Intangible assets	3,389,916	3,388,357
Goodwill	1,079,175	1,079,175
Other long-term assets	5,317,886	4,679,990
Total Other Assets	9,786,977	9,147,522
TOTAL ASSETS	$66,841,149	$65,447,991

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$290,674	$275,297
Lines of credit	17,397,346	17,760,583
Current maturities of long-term debt	2,321,918	1,432,301
Current maturities of finance lease liabilities	238,068	257,298
Accounts payable	7,165,222	7,344,785
Accrued expenses and other liabilities	10,253,112	7,987,333
Current maturities of related party finance lease liabilities	158,088	149,366
Current portion of postretirement benefit liability - health and life	162,977	162,977
Total Current Liabilities	37,987,405	35,369,940

LONG-TERM LIABILITIES
Long-term debt, less current portion	6,873,946	7,338,762
Finance lease liabilities, less current portion	116,928	235,116
Operating lease liabilities, less current portion	5,705,405	5,893,268
Related party finance lease liabilities, less current portion	2,426,326	2,504,404
Long-term debt to related parties	4,216,566	4,216,566
Postretirement benefit liability - health and life, less current portion	2,687,366	2,713,585
Other long-term liabilities	814,028	807,190
Total Long-Term Liabilities	22,840,565	23,708,891
Total Liabilities	60,827,970	59,078,831

STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 3,736,006 shares issued and outstanding as of July 4, 2021 and January 3, 2021	3,736	3,736
Additional paid-in capital	35,290,590	35,290,590
Accumulated deficit	(29,135,017)	(28,734,670)
Accumulated other comprehensive loss	(1,226,955)	(1,271,321)
Total Stockholders' Equity	6,013,179	6,369,160
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$66,841,149	$65,447,991

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	July 4, 2021	July 5, 2020

NET SALES	$17,749,235	$7,216,371

COST OF GOODS SOLD	15,927,442	7,506,718

Gross Profit (Loss)	1,821,793	(290,347)

OPERATING EXPENSES:
Selling	834,738	507,133
General and administrative	1,439,488	1,272,808
Research and development	331,965	157,655
OPERATING EXPENSES	2,606,191	1,937,596

Operating Loss	(784,398)	(2,227,943)

OTHER INCOME (EXPENSE):
Interest expense	(383,938)	(380,834)
Funding from Paycheck Protection Program	1,161,136	2,183,676
Other expense	(40,945)	(80,281)
Net Other Income	736,253	1,722,561

LOSS BEFORE TAX BENEFIT	(48,145)	(505,382)

TAX BENEFIT	(244,184)	(240,193)

NET INCOME (LOSS)	196,039	(265,189)

Preferred stock dividend	(815,973)	(795,006)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(619,934)	$(1,060,195)

LOSS PER COMMON SHARE:
Basic and Diluted	$(0.17)	$(0.28)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	3,736,006	3,736,006

Uniroyal Global Engineered Products, Inc.

Consolidated Statements of Operations

(Unaudited)

	Six Months Ended
	July 4, 2021	July 5, 2020

NET SALES	$39,645,236	$28,356,495

COST OF GOODS SOLD	34,586,106	24,816,260

Gross Profit	5,059,130	3,540,235

OPERATING EXPENSES:
Selling	1,733,450	1,499,580
General and administrative	3,018,515	2,876,525
Research and development	659,423	506,057
OPERATING EXPENSES	5,411,388	4,882,162

Operating Loss	(352,258)	(1,341,927)

OTHER INCOME (EXPENSE):
Interest expense	(787,684)	(848,317)
Funding from Paycheck Protection Program	2,000,000	2,183,676
Other income (expense)	165,359	(271,170)
Net Other Income	1,377,675	1,064,189

INCOME (LOSS) BEFORE TAX BENEFIT	1,025,417	(277,738)

TAX BENEFIT	(206,623)	(292,823)

NET INCOME	1,232,040	15,085

Preferred stock dividend	(1,632,387)	(1,587,841)

NET LOSS ALLOCABLE TO COMMON SHAREHOLDERS	$(400,347)	$(1,572,756)

LOSS PER COMMON SHARE:
Basic and Diluted	$(0.11)	$(0.42)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and Diluted	3,736,006	3,736,006